SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

SPECTRASCIENCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State of other jurisdiction of incorporation)	000-13092 (Commission File Number)	41-1448837 (I.R.S. Employer Identification No.)

11568-11 Sorrento Valley Road, San Diego, CA 92121
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (858) 847-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.”

On December 6, 2007, the Company elected Jim Dorst as its Vice President of Finance and Chief Financial Officer. Mr. Dorst brings to the Company over 20 years of senior management experience in finance, operations, planning and business transactions. Prior to joining SpectraScience, Mr. Dorst was Chief Financial Officer of Aethlon Medical, Inc., a medical device development company (NASDAQ:AEMD.OB). Before joining Aethlon, Mr. Dorst was Vice President of Finance and Operations for Verdisoft Corporation, a developmental-stage mobile-software developer acquired by Yahoo, Inc. (NASDAQ:YHOO). Previously, he held executive positions as SVP of Finance and Administration at SeeCommerce, COO/CFO of Omnis Technology Corp (now NASDAQ:RDTA) and CFO / SVP of Information Technology at Savoir Technology Group, Inc. (acquired by NYSE:AVT). Mr. Dorst practiced as a Certified Public Accountant with Coopers & Lybrand (PricewaterhouseCoopers) and holds an MS in Accounting and a BS in Finance from the University of Oregon.

Mr. Dorst has no family relationships with other directors or officers of the Company. On September 7, 2007, when Mr. Dorst was originally retained by the Company as a consultant, he was granted a ten-year non-qualified stock option under the Company’s Amended 2001 Stock Plan to purchase 400,000 shares of Company common stock at $0.90 per share (the closing market price on the date of grant). One-third of the option is immediately exercisable; an additional one-third is exercisable after one year and the remaining one-third after two years. Mr. Dorst has not engaged in any transactions between himself and the company other than the consulting arrangement mentioned above, as a result of which the Company recorded approximately $116,000 in non-cash stock option expense since its inception.

Item 9.01 Financial Statements and Exhibits

99.1 Press release dated December 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2007	SPECTRASCIENCE, INC.

Date:	By:	/s/ James Hitchin
Its Chief Executive Officer